EXHIBIT 10.15

MOTOROLA MOBILITY HOLDINGS, INC.

AWARD AGREEMENT

For the

Motorola Mobility Holdings, Inc. 2011 Incentive Compensation Plan

Terms and Conditions Related to Non-Employee Director Stock Options

Participant:		Date of Expiration:

Commerce ID#:		Number of Options:

Date of Grant:		Exercise Price:
Type:	U.S. Non-qualified stock option

Motorola Mobility Holdings, Inc. (“the Company”) is pleased to grant you options to purchase shares of the Company’s Common Stock (“Shares”) under the Motorola Mobility Holdings, Inc. 2011 Incentive Compensation Plan (the “Plan”). The number of options (“Options”) awarded to you and the Exercise Price per Option, which is no less than the Fair Market Value on the Date of Grant, are stated above. Each Option entitles you to purchase one Share on the terms described below in this Award Agreement and in the Plan.

Vesting Schedule

Subject to the terms of this Award Agreement, the Option shall vest and become exercisable with respect to 100% of the Options on the first anniversary of the Date of Grant.

1.	Vesting and Exercisability

You cannot exercise the Options until they have vested.

a.	Regular Vesting – The Options will vest in accordance with the above schedule (subject to the other terms hereof).

b.	Special Vesting – You may be subject to the Special Vesting Dates described below if your service as a non-employee member of the Board of Directors of the Company (“Director”) terminates.

c.	Exercisability – You may exercise Options at any time after they vest and before they expire as described below.

2.	Expiration

All Options expire on the earlier of (i) the Date of Expiration as stated above or (ii) any of the Special Expiration Dates described below. As an administrative matter, the vested portion of the Options may be exercised only until the close of the NYSE on the Expiration Date or, as applicable the Special Expiration Date, or, if such date is not a trading day on the NYSE, the last trading day before such date. Any later attempt to exercise the Options will not be honored as once an Option expires, you no longer have the right to exercise it.

3.	Special Vesting Dates and Special Expiration Dates

There are events that cause your Options to vest sooner than the Regular Vesting schedule discussed above or to expire sooner than the Date of Expiration as stated above. Those events are as follows:

a.

Death – If your service with the Company terminates because of your death, Options that are not vested will automatically become fully vested upon your death. All your Options will then expire on the earlier of (i) one year following the date of your death; (ii) the occurrence of a Change in Control of the Company; and (iii) the Date of Expiration. Until that time, with written proof of death and inheritance, the Options will be exercisable by your legal representative, legatees or distributees.

b.

Change In Control – If a Change in Control of the Company occurs, all of your unvested Options will be fully vested immediately prior to the Change in Control and following such Change in Control, all of your Options not exercised as of the Change in Control shall terminate and cease to be outstanding.

c.

Termination of Service Because of Disability – If your service with the Company terminates because of your disability, as determined by the Board, Options that are not vested will automatically become fully vested upon your disability. All your Options will then expire on the earlier of (i) one year following the date of your termination of service; (ii) the occurrence of a Change in Control of the Company; and (iii) the Date of Expiration.

d.

Termination of Service for any Other Reason than Described Above – If your service with the Company terminates for any reason other than described above, including voluntary resignation of your service, all of your unvested Options will vest on a pro rata basis in an amount equal to (a)(i) the total number of Options subject to this Award, multiplied by (ii) a fraction, the numerator of which is the number of your completed full months of service from the Date of Grant to the date of your termination of service and the denominator of which is the number of full months during the entire vesting period, minus (b) any Options that vested prior to the date of your termination of service. All of your vested but not yet exercised Options will expire on the earlier of (i) one year following the date of your termination of service; (ii) the occurrence of a Change in Control of the Company; and (iii) the Date of Expiration. Any Options remaining unvested at the date of your termination of service shall expire at that time.

4.	Other Terms

a.

Method of Exercising – You must follow the procedures for exercising options established by the Company from time to time. At the time of exercise, you must pay the Exercise Price for all of the Options being exercised. Options may not be exercised for less than 50 Shares unless the number of Shares represented by the vested portion of the Option is less than 50 Shares, in which case the Option must be exercised for the full number of whole Shares then subject to the vested portion of the Option.

b.	Transferability – Unless the Committee provides in the resolutions authorizing the grant of the Options, the Options are not transferable other than by will or the laws of descent and distribution.

5.

Responsibility for Taxes – You are advised to review with your own tax advisors the Federal, state, local and, if applicable, non-U.S. tax consequences of the transactions contemplated by the Options. You are relying solely on such advisors and are not relying in any part on any statement or representation of the Company or any of its agents. Neither the Company nor any Affiliate shall be responsible for withholding any income tax, social security, unemployment, disability insurance or other tax obligations that become legally due by Director in connection with any aspect of the Options, including the grant, vesting or exercise of the Options or sale of the underlying Shares (“Tax-Related Items”). You are solely responsible for timely reporting all income derived from the Options on your personal tax return and paying all Tax-Related Items, and shall indemnify the Company and hold it harmless from and against all claims, damages, losses and expenses, including reasonable fees and expenses of attorneys, relating to any obligation imposed by law on the Company or any Affiliate to pay any Tax-Related Items. Notwithstanding the foregoing, in the event that the Company or any Affiliate has any obligation to withhold Tax-Related Items under any applicable law, you authorize the Company and/or an Affiliate, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related items by one or a combination of the following: (i) withholding from any cash compensation paid to you by the Company; or (ii) withholding from proceeds of the sale of Shares acquired upon exercise of the Options, either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization). You further acknowledge that the Company (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Options, including, but not limited to, the grant, vesting or exercise of the Options, the issuance of Shares upon exercise, the subsequent sale of Shares acquired pursuant to such issuance and the receipt of any dividends; and (ii) does not commit to and is under no obligation to structure the terms of the Options or any aspect of the Options to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result.

6.	Consent to Transfer Personal Data

By accepting the Options, you voluntarily acknowledge and consent to the collection, use, processing and transfer of personal data, in electronic or other form, as described in this Award Agreement. You are not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect your ability to participate in the Plan. The Company and its Affiliates may hold certain personal information about you, that may include your name, home address and telephone number, date of birth, social security number or other tax identification number, nationality, any shares of stock held in the Company, or details of all options or any other entitlement to shares of stock awarded, canceled, purchased, vested, or unvested, for the exclusive purpose of implementing, administering, and managing the Plan (“Data”). The Company and/or its Affiliates will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan, and the Company and/or any of its Affiliates may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located throughout the world, including the United States and the recipients’ country may have different data privacy laws and protections from your country. You authorize the Data recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on your behalf to a broker or other third party with whom you may elect to deposit any Shares acquired pursuant to the Plan. You may request a list with the names and addresses of any potential recipients of the Data by contacting the Company. You may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing, in any case without cost, by contacting the Company; however, withdrawing your consent may affect your ability to participate in the Plan.

7.	No Advice Regarding Grant

The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the Shares underlying the Options. You should note that the future value of the Shares underlying the Options is unknown. If the Shares do not increase in value, the Options will have no value and if you obtain Shares upon exercise of the Options, the value of those Shares may increase or decrease, including below the Exercise Price. You are hereby advised to consult with your own personal tax, legal, and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

8.	Imposition of Other Requirements

The Company reserves the right to impose other requirements on your participation in the Plan, on the Options and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with applicable law or facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

9.	Severability

The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions nevertheless shall be binding and enforceable.

10.	Governing Law and Choice of Venue

This Award Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware U.S.A., without regard to the provisions governing conflict of laws. Any and all disputes relating to, concerning or arising from this Award Agreement, or relating to, concerning or arising from the relationship between the parties by the Award or this Award Agreement, shall be brought and heard exclusively in the United States District Court for the District of Delaware or the Delaware Superior Court, New Castle County. Each of the parties hereby represents and agrees that such party is subject to the personal jurisdiction of said courts; hereby irrevocably consents to the jurisdiction of such courts in any legal or equitable proceedings related to, concerning or arising from such dispute; and waives, to the fullest extent permitted by law, any objection which such party may now or hereafter have that the laying of the venue of any legal or equitable proceedings related to, concerning or arising from such dispute which is brought in such courts is improper or that such proceedings have been brought in an inconvenient forum.

11.	Acceptance of Terms and Conditions

By accepting the Options, you agree to be bound by the terms and conditions of the Award Agreement, the Plan, any and all rules and regulations established by the Company in connection with Awards issued under the Plan, and any additional covenants or promises the Company may require as a condition of the grant.

12.	Other Information about Your Options and the Plan

The Plan and the Prospectus for the Plan are available at the Secretary’s Office in the Company’s law department.